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                                                                       EXHIBIT 5

June 5, 2003

Union Pacific Corporation
1416 Dodge Street
Omaha, NE 68179

         Re: Union Pacific Corporation $300,000,000 3.625% Notes due 2010 and $200,000,000 5.375% Debentures due 2033

Ladies and Gentlemen:

         I am Senior Corporate Counsel of Union Pacific Corporation, a Utah corporation (the "Company"), and have advised the Company in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-88666), as amended (the "Registration Statement") and (ii) the offering of $300,000,000 aggregate principal amount of the Company's 3.625% Notes due 2010 (the "Notes") and $200,000,000 aggregate principal amount of the Company's 5.375% Debentures due 2033 (the "Debentures") under the Registration Statement, as described in the Prospectus, dated July 19, 2002 and included as part of the Registration Statement (the "Prospectus"), and the Prospectus Supplement, dated June 2, 2003 (the "Prospectus Supplement"). The Notes and the Debentures are being issued pursuant to the Indenture, dated as of April 1, 1999 (the "Indenture"), between the Company and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as Trustee (the "Trustee"). I am rendering this opinion in connection with the referenced offering of the Notes.

         I, or attorneys under my supervision, have examined the Indenture and such other documents and made such other investigations as I have deemed necessary or advisable for purposes of rendering this opinion. Except with respect to the Company, I have assumed the genuineness of all signatures and the legal capacity and authority of all individuals in connection with my review of such documents.

         Based on the foregoing and assuming that (i) the Global Securities (as defined in the Prospectus Supplement) are duly authenticated by the Trustee in accordance with the Indenture and (ii) the Notes and Debentures are offered and sold in the manner described in the Prospectus Supplement and the Prospectus, I am of the opinion that the Notes and the Debentures each constitute binding obligations of the Company enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and subject to general principles of equity.


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         I hereby consent to the filing of this opinion as an exhibit to a
Current Report on Form 8-K of the Company and to any references to me contained therein.

                                          Very truly yours,


                                          /S/  JAMES J. THEISEN, JR.